UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2025
P3 Health Partners Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2370 Corporate Circle Suite 300 Henderson, Nevada	89074
(Address of principal executive offices)	(Zip Code)
(702) 910-3950
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock	PIIIW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 2, 2025, Dr. Sherif Abdou informed the Board of Directors (the “Board”) of P3 Health Partners Inc. (the “Company”) of his resignation from the Board effective as of the same date. Dr. Abdou’s previously announced transition services agreement with the Company expired on April 30, 2025 and such services have been concluded. On that same day the Nominating Committee of the Board provided the Board with its unanimous recommendation that Dr. Aric Coffman be appointed to fill the vacancy created by Dr. Abdou’s resignation.
On July 8, 2025, the Board unanimously approved the appointment of Dr. Coffman. Dr. Coffman will serve as a Class I director with a term expiring in 2028.
There are no arrangements or understandings between Dr. Coffman and the Company, or any other person, pursuant to which he was selected as a director. Dr. Coffman does not qualify as an independent director under applicable exchange listing standards because of Dr. Coffman’s employment as Chief Executive Officer of the Company, and as a result, Dr. Coffman is not expected to serve on any Board committees.
Dr. Coffman, as Chief Executive Officer of the Company, will not receive additional compensation for his service on the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	July 9, 2025	By:	/s/ Aric Coffman, M.D.
Aric Coffman, M.D.
Chief Executive Officer